EXHIBIT 99.1



                                                                DRAFT:  08/15/05

LOGO OMITTED

PRESS RELEASE
                                                For further information contact:
                                                Edward F. Ruttenberg
                                                Phone: (412) 422-2377
                                                Fax:      (412) 422-2378
                                                Release No:  2005-15

(BW)    (NY-AMERICAN-LOCKER-GROUP)    (NASDAQ:ALGIE)   AMERICAN   LOCKER   GROUP
INCORPORATED ANNOUNCES RESULTS FOR SECOND QUARTER OF 2005 AND RETURN OF TRADING SYMBOL TO "ALGI"

BUSINESS EDITOR

   JAMESTOWN, NY- (BUSINESS WIRE) August 15, 2005. American Locker Group Incorporated announced that it filed its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2005. The operating results for the second quarter of 2005 reflect a partial quarter of revenues from the Company's long-term contract with the United States Postal Service (USPS) for polycarbonate and aluminum Cluster Box Units (CBUs), which was not renewed by USPS and expired on May 31, 2005. The Company expects that its sales and operating results will decline substantially in subsequent quarters of 2005 as compared to the first and second quarters, as a result of the loss of the USPS as a customer. In addition, the Company recorded restructuring charges of $1,158,000 in the second quarter of 2005.

   In the second quarter of 2005, the Company recorded consolidated net sales of $8,986,422, a decrease from $10,254,164, or 12.4%, over the second quarter of 2004. The Company's consolidated net sales for the six months ended June 30, 2005 were $18,146,642, which represents a decline of 8.4% from the consolidated net sales of $19,808,471 for the comparable period in 2004. The decrease in net sales was attributable primarily to a decline in plastic postal sales to the USPS, which was offset by a modest increase in metal locker and postal sales to the private market. Plastic locker sales were $3,736,000 in the second quarter of 2005 versus $5,345,000 in the same period of 2004, a decline of 30.1%, whereas metal locker and metal postal sales for the second quarter of 2005 were $5,250,000 compared to $4,909,000 in the same period of 2004, or an increase of 7.0%. The Company reported a net loss of $375,527 in the second quarter of 2005 and a net loss of $6,072,558 for the six months ended June 30, 2005, after a first quarter write-down of goodwill of $6,155,204, as compared to net income of $450,165 and $1,080,985, respectively, in the same periods of 2004. Loss per share on a diluted basis


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                                                                DRAFT:  08/15/05


was $0.25 per share in the second quarter of 2005 and $3.96 per share in the six months ended June 30, 2005, down from earnings per share on a diluted basis of $0.29 and $0.69, respectively, in the comparable periods of 2004.

   Edward F. Ruttenberg, the Company's Chairman and Chief Executive Officer, stated, "The Company is continuing the difficult process of implementing the restructuring plan adopted by the Board of Directors in May of this year. To date, the Company has eliminated three satellite sales offices and has reduced its executive, administrative and sales staff by 11 persons. The Company has also begun the process of relocating its headquarters to its facilities in Grapevine, Texas, and I now am working full-time in Grapevine. I am very pleased that John Harris, Harold Rabin, Mary Stanford and James Vanasek recently joined the Company's Board of Directors and are contributing to the Company's efforts to continue the implementation of the restructuring plan."

   The Company also announced that the Nasdaq Listing Qualifications Panel that was considering the Company's continued listing determined that the Company was in compliance with Nasdaq's continued listing requirements following the Company's filing of its Annual Report on Form 10-K for its fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2005. Accordingly, the Panel determined to continue the listing of the Company's common stock on The Nasdaq National Market. Effective at the opening of business on August 10, 2005, the Company's trading symbol was changed back to "ALGI" from "ALGIE", which had been the trading symbol since the opening of business on April 21, 2005.

The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are beyond the Company's control, including, among others, risks related to (i) the Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses, the relocation of the Company's headquarters in Texas, and the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and

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                                                                DRAFT:  08/15/05


uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The Company has undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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